EXHIBIT 11.0

MATTEL, INC. AND SUBSIDIARIES

COMPUTATION OF INCOME PER COMMON AND COMMON EQUIVALENT SHARE

	For the Year
BASIC	2006	2005	2004	2003	2002
	(In thousands, except per share amounts)

Income from continuing operations	$592,927	$417,019	$572,723	$537,632	$455,042
Gain from discontinued operations, net of tax	—	—	—	—	27,253
Cumulative effect of change in accounting principles, net of tax	—	—	—	—	(252,194)

Net income applicable to common shares	$592,927	$417,019	$572,723	$537,632	$230,101

Applicable Shares for Computation of Net Income Per Share:
Weighted average common shares outstanding	382,921	407,402	419,235	437,020	435,790

Net Income Per Common Share—Basic:
Income from continuing operations	$1.55	$1.02	$1.37	$1.23	$1.04
Gain from discontinued operations	—	—	—	—	0.06
Cumulative effect of change in accounting principles	—	—	—	—	(0.58)

Net income per common share	$1.55	$1.02	$1.37	$1.23	$0.52

DILUTED

Income from continuing operations	$592,927	$417,019	$572,723	$537,632	$455,042
Gain from discontinued operations, net of tax	—	—	—	—	27,253
Cumulative effect of change in accounting principles, net of tax	—	—	—	—	(252,194)

Net income applicable to common shares	$592,927	$417,019	$572,723	$537,632	$230,101

Applicable Shares for Computation of Net Income Per Share:

Weighted average common shares outstanding	382,921	407,402	419,235	437,020	435,790
Weighted average common equivalent shares arising from:
Dilutive stock options and restricted stock	3,501	3,637	3,858	5,211	5,355
Stock subscription and other warrants	—	—	—	—	147

Weighted average number of common and common equivalent shares	386,422	411,039	423,093	442,231	441,292

Net Income Per Common Share—Diluted:
Income from continuing operations	$1.53	$1.01	$1.35	$1.22	$1.03
Gain from discontinued operations	—	—	—	—	0.06
Cumulative effect of change in accounting principles	—	—	—	—	(0.57)

Net income per common share	$1.53	$1.01	$1.35	$1.22	$0.52